Exhibit A

Casablanca Capital Files Investor Presentation Detailing Case for Fundamental Change at Cliffs

Urges Shareholders to Vote the GOLD Proxy and Elect Leadership Committed to Restoring Shareholder Value

New York – June 26, 2014 – Casablanca Capital LP (“Casablanca”), the beneficial owner of approximately 5.2% of Cliffs Natural Resources Inc. (NYSE: CLF), today released a detailed presentation outlining its plan to drive substantial value creation for all Cliffs shareholders. The presentation, along with other information regarding Casablanca’s nomination of six director candidates for election to the Board of Directors at the Company’s upcoming 2014 Annual Meeting of shareholders to be held on July 29, 2014, can be found at www.fixcliffs.com.

Donald Drapkin, Chairman of Casablanca, stated, “Cliffs’ Board supported an expansion strategy that destroyed over $9 billion of capital and drove the share price down by 85%. This Board continues to resist the fundamental change that is needed to get Cliffs back on track. The incompetence, inaction, misaligned compensation and self-interest must come to an end. We urge shareholders to elect a new slate of directors who will refocus Cliffs on its core U.S. iron ore business, stop the bleeding at Bloom Lake, drastically reduce overhead, divest non-core assets and start generating positive returns for shareholders.”

Key issues addressed in Casablanca’s presentation include:

•	Cliffs’ failed diversification strategy, which has wasted billions in shareholder capital and allowed the Company to drift away from the strength of its core U.S. iron ore franchise;
•	Cliffs’ cost structure, which, in spite of recently announced cuts, remains bloated;
•	The Board’s entrenched and under-qualified directors, whose lack of alignment with shareholders is demonstrated by their de minimis ownership of Cliffs and their propensity for awarding management excessive compensation despite poor performance.

Casablanca’s independent, knowledgeable and experienced Director nominees intend to guide Cliffs for the benefit of all shareholders. Casablanca urges all shareholders to vote their shares FOR Casablanca’s independent nominees on the GOLD proxy card.

Shareholders who have any questions or require assistance in submitting the GOLD proxy card are encouraged to contact Okapi Partners at (212) 297-0720 or (877) 274-8654 (toll-free).

437 Madison Avenue, 28th Floor
New York, N.Y. 10022
(212) 297-0720
Stockholders Call Toll-Free at: (877) 274-8654

E-mail: info@okapipartners.com

About Casablanca Capital LP

Casablanca Capital is an Event Driven and Activist investment manager based in New York, founded in 2010 by Donald G. Drapkin and Douglas Taylor.  Casablanca invests in high quality but underperforming public companies that have multiple levers to unlock shareholder value. The firm seeks to engage with the management, boards, and shareholders of those companies in a constructive dialogue in order to enhance shareholder value through improved operational efficiencies, strategic divestitures, capital structure optimization and increased corporate focus. In 2011, Casablanca successfully initiated a campaign at Mentor Graphics Corporation to improve profitability and enhance value at the company, working with shareholders to elect three nominees to Mentor’s Board.

Cautionary Statement Regarding Opinions and Forward-Looking Statements

Certain information contained herein constitutes “forward-looking statements” with respect to Cliffs Natural Resources Inc. ("Cliffs"), which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” "could," “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. The opinions of Casablanca Capital LP ("Casablanca") are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision. This material does not recommend the purchase or sale of any security. Casablanca reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Casablanca disclaims any obligation to update the information contained herein. Casablanca and/or one or more of the investment funds it manages may purchase additional Cliffs shares or sell all or a portion of their shares or trade in securities relating to such shares.

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Media Contacts:

Sard Verbinnen & Co

George Sard/Matt Benson

212-687-8080

Investor Contacts:

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh/Lydia Mulyk

212-297-0720

CASABLANCA CAPITAL LP, DONALD G. DRAPKIN AND DOUGLAS TAYLOR (COLLECTIVELY, “CASABLANCA") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF CLIFFS NATURAL RESOURCES INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CASABLANCA, ROBERT P. FISHER, JR., CELSO LOURENCO GONCALVES, PATRICE E. MERRIN, JOSEPH RUTKOWSKI AND GABRIEL STOLIAR (COLLECTIVELY, THE "PARTICIPANTS") BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, OKAPI PARTNERS LLC, CASABLANCA'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (877) 274-8654.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CASABLANCA WITH THE SEC ON JUNE 12, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.